EXHIBIT 31.4

Certificate of Principal Financial Officer pursuant to

Section 302 of the Sarbanes-Oxley Act of 2002

I, Michael Scarpa, certify that:

1.	I have reviewed this annual report on Form 10-K of The Children’s Place, Inc. for the fiscal year ended February 2, 2019, as amended by Amendment No. 1 thereto on Form 10-K/A dated as of the date hereof (as amended, this “report”);

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	[Intentionally omitted]

4.	[Intentionally omitted]

5.	[Intentionally omitted]

Date: April 18, 2019	By:	/S/ Michael Scarpa
MICHAEL SCARPA Chief Operating Officer and Chief Financial Officer (Principal Financial Officer)